SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1) *

                              Nxstage Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67072V103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
                                 (See Item 2(a))
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [X]   Rule 13d-1(c)
      [_]   Rule 13d-1(d)

                              (Page 1 of 16 Pages)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   67072V103               13G                       Page 2 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,744,777 (Includes Warrants to Purchase 145,996 shares of
  OWNED BY                     Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,744,777 (Includes Warrants to Purchase 145,996 shares of
                               Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,744,777 (Includes Warrants to Purchase 145,996 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.74%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                       Page 3 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Partners, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        204,431
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     204,431
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      204,431
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .44%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                       Page 4 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,006,987 (Includes Warrants to Purchase 57,103 Common
  OWNED BY                     Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,006,987 (Includes Warrants to Purchase 57,103 Common
                               Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,006,987 (Includes Warrants to Purchase 57,103 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.16%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                       Page 5 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,914,587 (Includes warrants to purchase 105,115 Common
  OWNED BY                     Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,914,587 (Includes warrants to purchase 105,115 Common
                               Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,914,587 (Includes warrants to purchase 105,115 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.26%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                       Page 6 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        998,065
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     998,065
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      998,065
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.15%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                       Page 7 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,916,522 (Includes Warrants to Purchase 105,115 Common
  OWNED BY                     Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,916,522 (Includes Warrants to Purchase 105,115 Common
                               Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,916,522 (Includes Warrants to Purchase 105,115 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.11%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                       Page 8 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Private Design Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        204,303 (Includes Warrants to purchase 34,050 shares of
  OWNED BY                   Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     204,303 (Includes Warrants to purchase 34,050 shares of
                             Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      204,303 (Includes Warrants to purchase 34,050 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .44%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                       Page 9 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Private Design International, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        329,056 (Includes Warrants to purchase 54,843 shares of
  OWNED BY                   Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     329,056 (Includes Warrants to purchase 54,843 shares of
                             Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      329,056 (Includes Warrants to purchase 54,843 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .71%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No.   67072V103               13G                      Page 10 of 16 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Flynn
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        4,659,364 (Includes Warrants to purchase 251,111 shares of
  OWNED BY                     Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     4,659,364 (Includes Warrants to purchase 251,111 shares of
                               Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,659,364 (Includes Warrants to purchase 251,111 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.97%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                                             Page 11 of 16 Pages

CUSIP No.   67072V103
            ---------------------

Item 1(a).  Name of Issuer:

            Nxstage Medical, Inc.
            --------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            4395 Union Street, 5th Floor
            Lawrence, MA  01843
            --------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund International Limited; Deerfield International Limited, Deerfield Private Design Fund, L.P. ("Private Design"); Deerfield Private Design International, L.P. ("Private Design International" and together with Private Design, the "Design Funds")

            The Design Funds became holders of Common Stock on May 27, 2008.
            --------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017; Deerfield International Limited, Deerfield Special Situations Fund International Limited c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands
            --------------------------------------------------------------------
Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen
            Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Private Design Fund, L.P.- Delaware limited partnerships
            Deerfield Management Company, L.P. - New York limited partnership Deerfield International Limited and Deerfield Special Situations Fund International Limited - British Virgin Islands corporations Deerfield Private Design International, L.P. - British Virgin Islands limited partnership

            --------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            67072V103
            --------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                                                             Page 12 of 16 Pages


      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [_] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Deerfield Capital, L.P. - 1,744,777 shares
         Deerfield Partners, L.P. - 204,431
         Deerfield Special Situations Fund, L.P. - 1,006,987 shares (Includes Warrants to Purchase 57,103 Common Shares)
         Deerfield Management Company, L.P. - 2,914,587 shares
         Deerfield International Limited - 998,065
         Deerfield Special Situations Fund International Limited - 1,916,522 shares (Includes Warrants to Purchase 105,115 Common Shares)
         Deerfield Private Design Fund, L.P. - 204,303 shares (Includes Warrants to purchase 34,050 shares of Common Stock)
         Deerfield Private Design International, L.P. - 329,056 shares (Includes Warrants to purchase 54,843 shares of Common Stock)
         James E. Flynn - 4,659,364
         -----------------------------------------------------------------------
     (b) Percent of class:

         Deerfield Capital, L.P. - 3.74%
         Deerfield Partners, L.P. - .44%
         Deerfield Special Situations Fund, L.P. - 2.16%
         Deerfield Management Company, L.P. - 6.26%
         Deerfield International Limited - 2.15%
         Deerfield Special Situations Fund International Limited - 4.11% Deerfield Private Design Fund, L.P. - .44%
         Deerfield Private Design International, L.P. - .71%
         James E. Flynn - 9.97%
         -----------------------------------------------------------------------

                                                             Page 13 of 16 Pages


     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote     All Reporting
                                                             Persons         - 0
                                                             ------------------,
          (ii)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. - 1,744,777
                                                             Deerfield Partners,
                                                             L.P. - 204,431
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 1,006,987
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 2,914,587
                                                             Deerfield
                                                             International
                                                             Limited - 998,065
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 1,916,522
                                                             Deerfield Private
                                                             Design Fund, L.P. -
                                                             204,303 shares
                                                             Deerfield Private
                                                             Design
                                                             International, L.P.
                                                             - 329,056
                                                             James E. Flynn -
                                                             4,659,364
                                                             ------------------
          (iii) Sole power to dispose or to direct the
                disposition of                               All Reporting
                                                             Persons         - 0

          (iv)  Shared power to dispose or to direct the
                disposition of                               Deerfield Capital,
                                                             L.P. - 1,744,777
                                                             Deerfield Partners,
                                                             L.P. - 204,431
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 1,006,987
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 2,914,587
                                                             Deerfield
                                                             International
                                                             Limited - 998,065
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 1,916,522
                                                             Deerfield Private
                                                             Design Fund, L.P. -
                                                             204,303
                                                             Deerfield Private
                                                             Design
                                                             International, L.P.
                                                             - 329,056
                                                             James E. Flynn -
                                                             4,659,364
                                                             ------------------

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         -----------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

                                                             Page 14 of 16 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------
Item 8.  Identification  and  Classification  of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         See Exhibit B
         -----------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

      "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                                             Page 15 of 16 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD PARTNERS, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN FUND, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact

                                                             Page 16 of 16 Pages


DEERFIELD MANAGEMENT COMPANY, L.P.

By: Flynn Management LLC
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


JAMES E. FLYNN

/s/ Darren Levine
---------------------------------------
Darren Levine, Attorney-In-Fact

Date: February 12, 2009

                                  Exhibit List

Exhibit A.      Joint Filing Agreement.

Exhibit B.      Item 8 Statement.

Exhibit C (1).  Power of Attorney.

(1) Previously filed as Exhibit 24 to a Form 4 with regard to Dynavax Technologies Corporation filed with the Securities and Commission on July 20, 2007 by Deerfield Capital L.P.; Deerfield Partners, L.P.; Deerfield Management Company, L.P.; Deerfield International Limited; Deerfield Special Situations Fund, L.P.; Deerfield Special Situations Fund International Limited; Deerfield Private Design Fund, L.P.; Deerfield Private Design International, L.P. and James E. Flynn.

                                    Exhibit A

                                    Agreement

      The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Nxstage Medical, Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD PARTNERS, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD MANAGEMENT COMPANY, L.P.

By: Flynn Management LLC
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN FUND, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By: /s/ Darren Levine
    -----------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


JAMES E. FLYNN

/s/ Darren Levine
---------------------------------------
Darren Levine, Attorney-In-Fact

                                   Exhibit B

      Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.